Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Announces Third Quarter Earnings

Third quarter 2010 highlights

•	Earnings per share up over 100% versus Q3 2009.

•	Olefins segment income from operations sets new record.

Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended September 30, 2010 of $62.7 million, or $0.95 per diluted share, on sales of $779.7 million. This represents an improvement from the quarter ended September 30, 2009 net income of $29.8 million, or $0.45 per diluted share, on sales of $632.6 million. Sales for the third quarter of 2010 increased $147.1 million compared to the third quarter of 2009 driven primarily by higher sales prices for all of the Company’s major products and higher sales volume for most of the Company’s major products, except caustic and PVC pipe. Income from operations was $107.3 million for the third quarter of 2010 as compared to $49.0 million for the third quarter of 2009. Income from operations benefited from improved Olefins segment integrated product margins due primarily to a 17.5% increase in product prices, higher polyethylene sales volume and relatively flat ethane costs. This increase in income from operations was partially offset by lower PVC resin margins primarily resulting from higher propane and energy costs which were only partially offset by higher sales prices.

Third quarter 2010 earnings of $62.7 million, or $0.95 per diluted share, are an improvement over the $56.9 million, or $0.86 per diluted share, reported by the Company in the second quarter of 2010. Sales in the third quarter of 2010 were $779.7 million compared to sales of $818.4 million in the second quarter of 2010, a decrease of $38.7 million. The decrease in sales was largely due to lower average sales prices for all major products except caustic. Third quarter 2010 income from operations of $107.3 million was an increase of $7.8 million over the income from operations in the second quarter of 2010 of $99.5 million. The increase in income from operations was primarily due to higher sales volumes for polyethylene and higher Olefins segment integrated product margins, resulting from lower feedstock costs and higher operating rates. This increase was partially offset by lower Vinyls segment margins, which were negatively impacted by lower PVC resin and PVC pipe prices and increased chlorine costs.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report improved earnings in the third quarter of 2010 and record income from operations in our Olefins segment. The Olefins segment continues to benefit from strong domestic and export demand for polyethylene, high operating rates and low cost natural gas-based ethylene production. Although continued weakness in the construction industry negatively impacted our Vinyls segment, PVC resin exports have increased as a result of more competitive ethylene and energy cost positions in North America.”

Net income for the nine months ended September 30, 2010 was $137.3 million, or $2.07 per diluted share, on net sales of $2,376.4 million. This represents an increase in net income of $96.8 million, or $1.46 per diluted share, from the nine months ended September 30, 2009 net income of $40.5 million, or $0.61 per diluted share, on net sales of $1,695.7 million. Sales for the nine months ended September 30, 2010 increased $680.7 million compared to the prior year period mainly due to higher sales prices on most of the Company’s major products, except caustic, and higher sales volumes for polyethylene and PVC resin. Income from operations was $241.3 million for the nine months ended September 30, 2010 as compared to $84.3 million for the nine months ended September 30, 2009. The increase in income from operations was primarily attributable to improved production rates for most of the Company’s major products and higher Olefins segment integrated product margins, which resulted from the fact that price increases outpaced increases in feedstocks and energy costs. The increase in income from operations was partially offset by lower PVC resin margins, lower caustic margins resulting from a 25.8% decrease in industry caustic prices compared to the first nine months of 2009 and an unscheduled outage at one of the Company’s ethylene units in Lake Charles caused by freezing temperatures in the first quarter of 2010. In addition, trading activity for the nine months ended September 30, 2010 resulted in a loss of $1.6 million compared to a gain of $2.9 million for the nine months ended September 30, 2009. Income from operations for the nine months ended September 30, 2009 was negatively impacted by an unscheduled outage due to an ice storm at the Company’s Calvert City facility and a turnaround at one of the ethylene units in Lake Charles.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the third quarter of 2010 increased $8.7 million to $140.2 million compared to $131.5 million in the second quarter of 2010. EBITDA for the third quarter of 2010 increased $58.3 million compared to EBITDA of $81.9 million in the third quarter of 2009. EBITDA for the nine months ended September 30, 2010 was $339.2 million, an increase of $158.4 million compared to EBITDA of $180.8 million in the same period in 2009. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Net cash provided by operating activities was $215.0 million in the first nine months of 2010. Capital expenditures for the first nine months of 2010 were $51.2 million. At September 30, 2010, the Company had cash balances of $601.0 million ($172.7 million of the cash balances are restricted for qualifying investments). The Company issued $100.0 million in tax-exempt bonds in July 2010, which are restricted to qualifying investments in the state of Louisiana, including the Company’s announced construction of a new chlor-alkali plant.

OLEFINS SEGMENT

Income from operations increased by $74.4 million to $136.1 million in the third quarter of 2010 from $61.7 million in the third quarter of 2009, setting an earnings record for the Olefins segment. This increase was mainly attributable to improved Olefins segment integrated product margins, which benefited from an increase in product prices, higher polyethylene sales volume and relatively flat ethane costs when compared to the prior year period. Trading activity resulted in a gain of $0.5 million in the third quarter of 2010 as compared to a loss of $0.9 million in the third quarter of 2009.

Income from operations in the third quarter of 2010 for the Olefins segment of $136.1 million increased $24.9 million from the $111.2 million reported in the second quarter of 2010. This increase was primarily due to increased Olefins segment integrated product margins as a result of a decrease in feedstock costs, higher sales volume for polyethylene and higher operating rates. Trading activity resulted in a gain of $0.5 million in the third quarter of 2010 compared to a loss of $2.6 million in the second quarter of 2010.

Income from operations in the first nine months of 2010 for the Olefins segment was $305.5 million, an increase of $183.5 million from the $122.0 million in the first nine months of 2009. This increase was mainly attributable to improved Olefins segment integrated product margins due to higher sales prices, increased polyethylene sales volume and higher operating rates. The increase was partially offset by higher feedstock costs and the unscheduled outage at one of the Company’s ethylene units in Lake Charles during the first nine months of 2010. In addition, trading activity resulted in a loss of $1.6 million for the nine months ended September 30, 2010 as compared to a gain of $2.9 million for the prior year period. The first nine months of 2009 was negatively impacted by the turnaround at one of the ethylene units in Lake Charles.

VINYLS SEGMENT

The Vinyls segment incurred a loss from operations of $24.2 million in the third quarter of 2010 compared to a loss from operations of $8.1 million in the third quarter of 2009, a negative change of $16.1 million. This negative change was primarily due to lower PVC resin margins, which were negatively impacted by higher feedstock and energy costs, partially offset by higher product prices. Vinyls margins remained at low levels due to the continued weakness in the construction markets and the industry’s inability to raise prices for PVC resin and other downstream fabricated products sufficiently to offset propane and energy cost increases.

The Vinyls segment incurred a loss from operations of $24.2 million in the third quarter of 2010 as compared to a loss from operations of $10.9 million in the second quarter of 2010, a negative change of $13.3 million. The negative change was primarily the result of lower Vinyls segment margins resulting from lower PVC resin and PVC pipe prices and increased chlorine costs.

The Vinyls segment incurred a loss from operations of $50.0 million in the nine months ended September 30, 2010 as compared to a loss from operations of $28.3 million in the nine months ended September 30, 2009, a negative change of $21.7 million. Operating results were negatively impacted by lower PVC resin and caustic margins primarily attributable to higher feedstock and energy costs and a 25.8% decrease in industry caustic prices, respectively, as compared to the prior year period. The first nine months of 2009 were negatively impacted by the unscheduled outage at the Company’s Calvert City facility.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions and political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC in February 2010.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s third quarter 2010 results will be held Wednesday, November 3, 2010 at 11:00 a.m. Eastern Time (10:00 a.m. Central Time). To access the conference call, dial (800) 638-4817, or (617) 614-3943 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 81149658.

A replay of the conference call will be available beginning two hours after its conclusion until 1:00 p.m. Eastern Time on Wednesday, November 10, 2010. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 27501313.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=3436669 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands of dollars, except per share data and shares outstanding)
Net sales	$779,677	$632,571	$2,376,400	$1,695,687
Cost of sales	644,822	560,033	2,057,841	1,547,423

Gross profit	134,855	72,538	318,559	148,264
Selling, general and administrative expenses	27,509	23,515	77,247	63,969

Income from operations	107,346	49,023	241,312	84,295
Interest expense	(11,002)	(8,772)	(28,574)	(26,163)
Other income, net	622	1,456	1,536	5,236

Income before income taxes	96,966	41,707	214,274	63,368
Provision for income taxes	34,235	11,941	76,954	22,826

Net income	$62,731	$29,766	$137,320	$40,542

Earnings per share
Basic	$0.95	$0.45	$2.08	$0.62
Diluted	$0.95	$0.45	$2.07	$0.61

Weighted average shares outstanding
Basic	66,154,545	65,953,303	66,111,860	65,892,470
Diluted	66,351,359	66,096,998	66,270,098	65,960,172

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2010	December 31, 2009
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$428,333	$245,592
Accounts receivable, net	362,438	339,796
Inventories, net	355,803	369,417
Other current assets	34,376	33,573

Total current assets	1,180,950	988,378
Property, plant and equipment, net	1,165,410	1,194,311
Restricted cash	172,734	101,149
Other assets, net	148,841	162,518

Total assets	$2,667,935	$2,446,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$273,704	$286,566
Long-term debt	610,461	515,400
Other liabilities	364,187	359,408

Total liabilities	1,248,352	1,161,374

Stockholders’ equity	1,419,583	1,284,982

Total liabilities and stockholders’ equity	$2,667,935	$2,446,356

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2010	2009
	(In thousands of dollars)
Cash flows from operating activities
Net income	$137,320	$40,542
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96,322	91,310
Deferred income taxes	13,292	27,786
Other balance sheet changes	(31,953)	53,818

Net cash provided by operating activities	214,981	213,456

Cash flows from investing activities
Additions to property, plant and equipment	(51,237)	(65,031)
Acquisition of business	—	(6,297)
Proceeds from disposition of assets	849	3,255
Proceeds from repayment of loan to affiliate	333	—
Proceeds from involuntary conversion of assets	—	484
Settlements of derivative instruments	7,136	1,157

Net cash used for investing activities	(42,919)	(66,432)

Cash flows from financing activities
Proceeds from exercise of stock options	1,280	772
Dividends paid	(11,807)	(10,716)
Utilization of restricted cash	22,625	27,650
Capitalized debt issuance costs	(1,419)	(2,096)

Net cash provided by financing activities	10,679	15,610

Net increase in cash and cash equivalents	182,741	162,634
Cash and cash equivalents at beginning of period	245,592	90,239

Cash and cash equivalents at end of period	$428,333	$252,873

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands of dollars)
Net external sales
Olefins	$555,157	$440,973	$1,697,508	$1,150,284
Vinyls	224,520	191,598	678,892	545,403

	$779,677	$632,571	$2,376,400	$1,695,687

Income (loss) from operations
Olefins	$136,103	$61,650	$305,506	$122,013
Vinyls	(24,233)	(8,079)	(50,049)	(28,289)
Corporate and other	(4,524)	(4,548)	(14,145)	(9,429)

	$107,346	$49,023	$241,312	$84,295

Depreciation and amortization
Olefins	$21,662	$21,014	$64,363	$61,630
Vinyls	10,395	10,265	31,522	29,424
Corporate and other	144	130	437	256

	$32,201	$31,409	$96,322	$91,310

Other income (expense), net
Olefins	$33	$252	$107	$415
Vinyls	329	(87)	304	(56)
Corporate and other	260	1,291	1,125	4,877

	$622	$1,456	$1,536	$5,236

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2010	2009	2010	2009
	(In thousands of dollars)
EBITDA	$131,450	$140,169	$81,888	$339,170	$180,841
Less:
Provision for income taxes	33,631	34,235	11,941	76,954	22,826
Interest expense	8,784	11,002	8,772	28,574	26,163
Depreciation and amortization	32,093	32,201	31,409	96,322	91,310

Net income	56,942	62,731	29,766	137,320	40,542
Changes in operating assets and liabilities	48,329	89,429	(8,407)	64,369	145,128
Deferred income taxes	5,401	7,227	38,745	13,292	27,786

Net cash provided by operating activities	$110,672	$159,387	$60,104	$214,981	$213,456

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	Third Quarter 2010 vs. Third Quarter 2009		Third Quarter 2010 vs. Second Quarter 2010
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+17.5%	+8.4%	-11.3%	+7.4%
Vinyls	+17.8%	-0.6%	-5.0%	-1.8%
Company	+17.6%	+5.7%	-9.4%	+4.7%

Average Quarterly Industry Prices (1)

	Quarter Ended
	September 2009	December 2009	March 2010	June 2010	September 2010
Ethane (cents/lb)	15.9	22.3	24.7	18.4	16.2
Propane (cents/lb)	20.6	25.8	29.4	25.7	25.3
Ethylene (cents/lb) (2)	32.3	40.5	52.3	45.6	38.3
Polyethylene (cents/lb) (3)	72.3	75.0	86.3	89.0	86.7
Styrene (cents/lb) (4)	56.4	55.3	67.7	64.7	55.2
Caustic ($/ short ton) (5)	171.7	216.7	273.3	356.7	380.0
Chlorine ($/ short ton) (6)	388.3	385.0	311.7	310.0	335.0
PVC (cents/lb) (7)	54.5	56.7	67.0	67.3	64.0

(1)	Industry pricing data was obtained through the Chemical Market Associates, Inc., or CMAI. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by CMAI.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by CMAI.
(4)	Represents average North American contract prices of styrene over the period as reported by CMAI.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by CMAI.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by CMAI.
(7)	Represents average North American contract prices of PVC over the period as reported by CMAI.